EXHIBIT 10.3
[Letterhead of Primus Asset Management, Inc.]
February 2, 2011
Mr. Christopher N. Gerosa
[Address]
Re: Summary of Employment Terms — Letter of Understanding
Dear Chris:
On behalf of Primus Asset Management, Inc. (the “Company”), I am pleased to confirm the terms and conditions relating of your continuing employment with the Company. This letter agreement (“Agreement”) confirms our understanding of the terms and conditions of your employment on and after January 1, 2011.
Position and Term
You will serve as the Chief Financial Officer and Treasurer of the Company and of Primus Guaranty, Ltd. and its other subsidiaries (together with the Company, “Primus”). You will be a regular full-time employee of the Company, and you will have the duties, authority and responsibilities associated with your position, which may change from time to time.
You agree to use your best efforts to perform your assigned duties faithfully, to devote all of your working time to the business of Primus, and while you remain employed with the Company, you will not engage in any other business activity that is in conflict with your duties and obligations to Primus.
Subject to earlier termination as provided below, this Agreement and your employment hereunder shall terminate on December 31, 2013; provided that if the Company advises you in writing at least 90 days before such date that the term of the Agreement will be extended to a date not later than December 31, 2014, this Agreement and your employment hereunder shall terminate on the date set forth in such written notice from the Company. As used in this Agreement, the “End of the Term” means December 31, 2013 or such later date as is set forth in the written notice from the Company as described in the preceding sentence.
Compensation and Benefits
The salary for your position is $450,000 per annum (the “Base Salary”), commencing January 1, 2011 and payable semi-monthly in arrears or otherwise as the Company pays its employees. If the Company elects to extend your employment as described above, your Base Salary will be increased to $475,000 per annum for the extended period.
You shall be granted a long-term incentive award of 90,000 performance shares, which shall be subject to the terms of the grant letter separately provided to you.

The Company does not intend to pay annual bonuses for years after 2010, but will pay you an annual bonus in 2011 in respect of 2010.
During your employment, you will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally. These benefits currently include:
•	Medical, Drug and Dental Insurance, and Vision Coverage
•	Vacation in accordance with Company policy
•	A 401(k) plan with partial Company contribution matching
•	Sick leave, granted on an as-needed basis. (Sick leave taken beyond five business days per year will require medical explanation.)
All benefit plans are subject to amendment or termination by the Company at any time.
Termination of Employment
The Company may terminate your employment at any time without Cause by giving you 30 days’ advance written notice. The Company may terminate your employment immediately in the event of Cause. You may terminate your employment at any time by giving the Company 30 days’ advance written notice.
If you continue in employment through the End of the Term and your employment terminates without Cause at the End of the Term, you will receive severance pay and reimbursement of COBRA Premiums as described below, subject to your executing and not revoking a general release of claims against Primus, in the form attached as Appendix A (the “Release”) and subject to your compliance with the terms of this Agreement. Severance pay and reimbursement of COBRA Premiums will also be paid if, before the End of the Term, (i) the Company terminates your employment without Cause, (ii) your employment is terminated by you for Good Reason, (iii) your employment terminates upon your death, or (iv) your employment terminates upon your Disability, subject to your executing and not revoking the Release and subject to your compliance with the terms of this Agreement. The severance pay and reimbursement of COBRA premiums will be as follows:
(i) The severance pay will be equal to one month of your Base Salary for each full year of continuous service with the Company (the “Severance Period”). The severance pay will be paid in a lump sum payment within 60 days following your termination date; provided that if such 60-day period begins in one calendar year and extends into a second calendar year, the payment will be made in the second calendar year.
(ii) If you elect COBRA Coverage under the Company’s health plan, the Company shall reimburse you for the COBRA Premium paid by you with respect to each month during the Severance Period, provided that such reimbursement shall be reduced by the amount of any monthly co-premium payment you would have been required to make had you remained actively employed by the Company. The COBRA Premium reimbursement shall be made on the first payroll day of each month following the termination date.

In the event of your termination of employment, all then-outstanding equity awards shall be governed by the relevant equity compensation plan under which the awards were granted and the applicable grant agreements. However, your outstanding options and restricted share units that vest based solely on continued service will become fully vested if the Company terminates your employment without Cause, (ii) your employment is terminated by you for Good Reason, (iii) your employment terminates upon your death, or (iv) your employment terminates upon your Disability. Any outstanding performance shares shall be governed by the terms of the applicable grant agreement.
This Agreement supersedes and replaces any and all other severance plans or policies of Primus, including, without limitation, the Primus Guaranty, Ltd. Senior Management Severance Pay Plan (“Severance Pay Plan”). You hereby acknowledge that the Severance Pay Plan is terminated as of the date of this Agreement, you hereby waive advance notice of such Severance Pay Plan termination and you release Primus from all liabilities with respect to the Severance Pay Plan.
Defined Terms
For purposes of this Agreement, the following terms will have the respective meanings set forth below:
“Board” means the Board of Directors of Primus Guaranty, Ltd.
“Cause” means a finding by a majority of the Board (excluding you, if you are a director) at a meeting in which you will have an opportunity to participate that you have: (i) been charged with a felony or a crime involving moral turpitude, (ii) committed an act of fraud or embezzlement against Primus, (iii) materially failed, refused or neglected to perform your duties (other than by reason of a physical or mental impairment) or to implement the directives of the Board or your supervisor, or (iv) willfully engaged in conduct that is materially injurious to Primus, monetarily or otherwise, including a material breach of the covenants described in this Agreement; provided that, in the case of an event described in item (iii) or (iv), Primus has given you written notice of such event, you have had an opportunity to cure such event during a period of at least ten business days after receipt of such notice, and you have failed to cure such event to the reasonable satisfaction of the Board.
“Change in Control” shall have the meaning prescribed in the Primus Guaranty, Ltd. Incentive Compensation Plan, as amended and restated on January 1, 2011.
“COBRA Premium” means, if you are entitled to, and elect to receive, continued health coverage (“COBRA Coverage”) under the Company’s health plans pursuant to Section 4980B of the Code, the monthly premium paid by you for such coverage.

“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means your continuous inability by reason of a physical or mental illness, injury or impairment to perform the duties assigned to you for a period of six consecutive calendar months.
“Good Reason” shall mean, on or after January 1, 2011, a (i) material reduction of your aggregate Base Salary and benefits, (ii) a relocation of your principal place of employment to a location that is more than 40 miles from your principal place of employment on January 1, 2011 or that is outside the states of New York and Connecticut, (iii) a material and adverse diminution of your job duties or responsibilities or (iv) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of all or substantially all of the business or assets of the Company as described under “Assignment” below. Notwithstanding the foregoing, Good Reason shall not include a change or adjustment in the nature of your duties and responsibilities that continues to allow you to have the same authority with respect to Primus’ functional area, employees or products and services that you had immediately prior to such change or adjustment (and, for the avoidance of doubt, a change in, or elimination of, duties or responsibilities caused by reason of Primus Guaranty, Ltd. ceasing to be publicly traded shall not constitute Good Reason), and changes resulting from a change in Primus’ strategy, business, assets or status shall not constitute Good Reason. An event described in provisions (i) through (iv) shall not constitute a termination for Good Reason unless you provide written notice of termination for Good Reason to the Company within 30 days after the event constituting grounds for Good Reason occurs and the Company does not correct the act or failure to act constituting grounds for Good Reason within 30 days following its receipt of your written notice of termination for Good Reason. In order for a termination to be on account of Good Reason, you must terminate employment within 30 days after the end of the cure period with respect to the Good Reason event.
Change in Control
In the event of a Change in Control, if you become entitled to receive payments under this Agreement, as well as other amounts payable by Primus that are described in Section 280G(b)(2)(A)(i) of the Code, and such benefits or payments would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), the aggregate present value of the payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the payments under this Agreement will provide you with a greater net after-tax amount than would be the case if no reduction was made. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of payments without causing any payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. Reductions to be made under this paragraph shall first be applied to amounts payable in cash, then to non-cash benefits other than acceleration of vesting, and then to acceleration of vesting. Determinations of the Excise Tax and the amount of the payment or reduction to be made pursuant to this section of this Agreement shall be made by the Board, based on calculations made by an accounting or consulting firm selected by the Board. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this section shall be borne solely by the Company.

Other Terms
Proprietary Information; Non-Solicitation. As an employee, you will be subject to the policies regarding Proprietary Information and Innovations as described in Appendix B to this Agreement, among other policies applicable to the Company’s employees. You acknowledge that the relationships of Primus with its employees are valuable business assets. You agree that, during your employment and during the one-year period following termination of employment for any reason, you will not directly or indirectly (for yourself or for any third party) solicit any then current employee of Primus to leave the employ of Primus. Your agreement to comply with these policies and covenants shall survive the termination of this Agreement.
Enforcement of Covenants. You acknowledge that the covenants contained in this Agreement, in view of the nature of the businesses in which the Primus is engaged, are reasonable and necessary in order to protect the legitimate interests of Primus and that any violation thereof would result in irreparable injuries to Primus which would not be readily ascertainable or compensable in terms of money, and therefore you further acknowledge that, in the event of violation of any of these restrictions, Primus shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Primus may be entitled. You further agree that if it is determined by a court you have breached the terms of the preceding “Proprietary Information; Non-Solicitation” paragraph, Primus shall be entitled to seek to recover from you all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.
Taxation. All payments and other benefits under this Agreement shall be subject to applicable tax withholding. This Agreement is intended to meet the requirements of Section 409A of the Code to the extent applicable, or an exception, including the requirement, if applicable, that payments upon separation from service be delayed for six months if you are considered a “key employee” of a public company for purposes of Section 409A. Payments to be made upon a termination of employment under the Agreement may only be made upon a “separation for service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment.
In the event that any payment made pursuant to this Agreement is taxable to you prior to the date on which you receive such payment, by reason of Section 409A of the Code or Section 457A of the Code, then, to the extent permitted by Sections 409A and 457A of the Code, the Company may, but shall not be required to, determine that you may receive a distribution at the time the payment is includible in your taxable income. Such distribution shall be equal to your U.S. federal, state, and local tax obligations resulting from the inclusion in income of the payment under Section 409A or 457A of the Code, as applicable, consistent with Sections 409A and 457A. Each subsequent payment payable to you shall be reduced by the distribution made to you with respect to the early taxation of such payment.

Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by an authorized representative of the Company, subject to prior approval by the Board or the Compensation Committee of the Board.
Entire Agreement. This Agreement constitutes the entire agreement between you and Primus with respect to the subject matter hereof, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with the Company on and after January 1, 2011 (including, without limitation, the Severance Pay Plan). The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.
No Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
Assignment. The Company may assign this Agreement to any successor to its business or assets. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon you and your legal representatives. The Company may require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume this Agreement and agree to perform the obligations hereunder in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.
Nonalienation of Benefits. None of the payments, benefits or rights under this Agreement shall be subject to any claim of any creditor of yours, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of yours. You shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which you may expect to receive, contingently or otherwise, under this Agreement. This Agreement shall not be funded. You shall have no right to, or interest in, any assets of Primus which may be applied to the payment of benefits.
No Contract of Employment. Neither the establishment of this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you the right to be retained in the service of the Company.
Death. In the event of your death following your termination of employment and after having become entitled to benefits under the Agreement, any amounts owing but not yet paid pursuant to this Agreement shall be paid to the personal representative of your estate.

Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.
Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of New York, without regard to the conflict of laws principles thereof.
Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered the same Agreement.
If the foregoing is acceptable to you, kindly sign and return to me a copy of this Agreement.
Very truly yours,
/s/ VINCENT B. TRITTO
Vincent B. Tritto
General Counsel
Primus Asset Management, Inc.
Agreed to and accepted by:

/s/ CHRISTOPHER N. GEROSA Christopher N. Gerosa

Appendix A
RELEASE
I,                                           , the undersigned, agree that in return for the separation pay and other benefits described in the letter agreement (“Agreement”), dated                      , by and between Primus Asset Management, Inc. (the “Company”) and myself, and for other good and valuable consideration, to the fullest extent permitted by law, I hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees (as defined below) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, apparent or concealed (“Claims”), which I, my heirs, executors, administrators, successors, assigns or legal representatives ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as an equity owner of the Company and Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, compensation that may be payable at any time and in any circumstance under the Agreement, any and all contract claims, tort claims, fraud claims, claims for payments, bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver specifically includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e); the Civil Rights Acts of 1866, 1871 and 1991; the Americans with Disabilities Act, 42 U.S.C. § 1201, et seq.; the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA); the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Corporate and Criminal Fraud Accountability Act of 2002, 18. U.S.C. § 1514A, also known as the Sarbanes-Oxley Act; the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”); the Older Workers’ Benefits Protection Act; the Rehabilitation Act of 1973; the Genetic Information Nondiscrimination Act of 2008; and any similar New York state, local or municipal statute, including but not limited to the New York State Human Rights Law; the New York Labor Law; the New York Civil Rights Law; the New York City Human Rights Law; and the New York Executive Law; [add provisions with respect to other applicable state laws relating to employment;] and all amendments to the foregoing, and any other federal, state or local statutes, ordinances, regulations, common laws, or constitutional provisions regarding employment, compensation, employee benefits, termination of employment or discrimination in employment, and any and all claims for benefits under any compensation, bonus or benefit plan, program or policy of the Company and the Releasees, and all claims for monetary or personal relief.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of: (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance benefits; (iii) any claim to vested benefits under the written terms of the Company’s 401(k) plan; (iv) any right to indemnification I may have as a director, officer or employee pursuant to applicable law and/or the constituent documents of the Company and the Releasees; (v) any claim or right not released above that may arise after the execution of this Release; or (vi) any claim or right I may have under this Release.
This Release may not be cited as, and does not constitute any admission by the Company and the Releasees of, any violation of any such law or legal obligation with respect to any aspect of my employment or termination therefrom.
Further, I represent and affirm (i) that I have not filed any Claim against the Company and Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims within the meaning of this Release.
For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorneys’ fees and expenses. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.
For purposes of this Release, the term “the Company and Releasees” includes the Company (and its predecessors) and Primus Guaranty Ltd., and their past and/or present direct or indirect subsidiaries, divisions, insurers, direct or indirect corporate parents, affiliates and related business entities, assets, employee benefit plans or funds, and any of its and their past, present and future predecessors, successors and assigns, and its and their current, former and future partners, members, managers, officers, directors, fiduciaries, trustees, administrators, employees, stockholders, representatives, agents, and attorneys, in their official and/or individual capacities, and all other related individuals and entities, jointly and individually, and the provisions of this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
If any provision of this Release is held unenforceable by any court of law, and I proceed with any Claim against the Company and the Releasees then I agree that the Company and/or the Releasees may seek to recoup from me the separation pay and/or benefits, being provided under the Agreement, and the Company and/or the Releasees will be relieved from any further obligation to provide me with any further separation pay and/or benefits described in the Agreement.

I hereby acknowledge that:
a.	The Company advises me to consult with an attorney before signing this Release;
b.	I have obtained independent legal advice from an attorney of my own choice with respect to this Release, or I have knowingly and voluntarily chosen not to do so;
c.	I freely, voluntarily and knowingly entered into this Release after due consideration;
d.	I have had a minimum of twenty-one (21) days to review and consider this Release;
e.	If I knowingly and voluntarily choose to do so, I may accept the terms of this Release before the twenty-one (21) day consideration period provided for above has expired;
f.	I have a right to revoke this Release by notifying the [General Counsel of the Company] in writing within seven (7) days of my execution of this Release;
g.
In exchange for my waivers and releases and commitments set forth herein, including my waiver and release of all claims arising under ADEA, the payments, benefits and other considerations that I will receive pursuant to the Agreement exceed any payment, benefit or other thing of value to which I would otherwise be entitled, and are just and sufficient consideration for the waivers and releases set forth herein.

I agree that if I fail to execute and return this Release to the Company within the twenty-one (21) days provided for my review and consideration, or revoke my execution of the Release during the seven (7) day revocation period, I will not be entitled to the separation pay and other benefits provided for in the Agreement.
By executing this Release, I acknowledge that I have been afforded sufficient time to understand the terms and effects of this Release, that my agreements hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Release.
[Signatures to be added.]

Appendix B
Primus Asset Management, Inc. Proprietary Information and Innovations
Proprietary Information. You understand that your work as an employee of Primus Asset Management, Inc. (the “Company”) shall involve access to and creation of confidential (including trade secrets) and proprietary information (collectively, “Proprietary Information”) and recognize that it is in the legitimate business interest of the Company to restrict your disclosure or use of Proprietary Information. You therefore agree that you shall maintain the confidentiality of, and shall never use or disclose, or authorize any other person or entity to use or disclose, any Proprietary Information, other than in connection with your employment as necessary to further the business objectives of the Company or as may be required by law or legal process. The term Proprietary Information includes, by way of example and without limitation, matters of a technical nature, such as software design and specifications, financial models, scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Company and its affiliates, the management, operation and planning of the Company and its affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its affiliates, and other information of a similar nature to the extent not available to the public, and plans for future development, whether received by you prior to, on or after the date hereof from or on behalf of the Company, or its affiliates but does not include any information that has been publicly disclosed or was known to you prior to accepting your employment by the Company. You acknowledge that your obligations under this paragraph shall survive the termination of your employment with the Company, and that immediately after such termination (or during your employment if so requested by the Company), you shall return all Proprietary Information to the Company. You agree that you shall not divulge to the Company, its affiliates, or any of their employees, nor use during your employment with the Company, any proprietary or confidential information acquired by you during any previous employment or consulting arrangement.
You confirm that you are aware that the United States securities laws generally prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

Innovations. You agree to promptly and fully disclose to the Company all ideas, inventions, discoveries, creations, designs, materials, works of authorship, trademarks, and other technology and rights (and any related improvements or modifications thereof), whether patentable or not, copyrightable or not, or otherwise protectable or not under any form of legal protection afforded to intellectual property (collectively, “Innovations”), relating to any activities of the Company and its affiliates, conceived or developed by you alone or with others during any period of employment by the Company or its affiliates (whether or not conceived during regular business hours), or during the six month period immediately following termination of your employment. Such Innovations shall be the sole property of the Company. To the extent possible, such Innovations shall each be considered a Work Made For Hire by you for the Company within the meaning of the U.S. Copyright Act. To the extent such Innovations may not be considered such a Work Made For Hire, you hereby assign to the Company, without additional consideration, all right, title, or interest you may now have in such Innovations, and going forward, you agree to automatically assign to the Company at the time of creation of the Innovations, without additional consideration, all right, title, or interest you may have in such Innovations.
Any assignment of copyright hereunder (and any ownership of a copyright as a Work Made For Hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, you hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
You shall (whether during or after your employment with the Company) execute such written instruments and do other such acts as may be necessary or appropriate in the reasonable opinion of the Company to obtain a patent, register a copyright, or otherwise protect or enforce the Company’s rights in such Innovations. You agree to assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Innovations. You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as your agents and attorney-in-fact to act for and on your behalf and instead of you, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Appendix, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Innovations and improvements thereto with the same legal force and effect as if executed by you.
Except as disclosed in a writing attached hereto, you represent that you do not claim ownership to any Innovations that you may have conceived or developed alone or with others prior to your employment by the Company or its affiliates. If any Innovations assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by you and not assigned hereunder, you hereby grant the Company a perpetual, worldwide, royalty-free, non-exclusive and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements and derivatives thereof).

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